Exhibit 10.51

THIRD AMENDMENT TO THE

CASH AMERICA INTERNATIONAL, INC. 401(k) SAVINGS PLAN

(as amended and restated effective January 1, 2010)

THIS AMENDMENT to the Cash America International, Inc. 401(k) Savings Plan (the “Plan”) is made by the Administrative Committee of the Plan (the “Administrative Committee”).

W I T N E S S E T H :

WHEREAS, Cash America International, Inc. (the “Company”) maintains the Plan for the benefit of its employees; and

WHEREAS, Section 13.1 of the Plan provides that the Administrative Committee has the authority to amend the Plan at any time; and

WHEREAS, the Administrative Committee desires to amend the Plan to (i) clarify automatic enrollment provisions for temporary employees and interns who become eligible for the Plan; (ii) exclude compensation paid by affiliates who are not participating employers in the Plan from Plan-eligible compensation; (iii) update the definition of eligible retirement plans for receiving rollover distributions from the Plan; (iv) restrict Participants who are subject to the blackout period described in Cash America International, Inc.’s insider trading policy from transferring investments out of the Company Stock Fund during the quarterly blackout period; (v) provide that if a participant is not married and does not have a designated beneficiary, the Plan may pay any death benefit to the participant’s estate or any relatives that may be identified; and (vi) make such other changes as described herein.

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of August 21, 2012:

1. Section 1.19 is amended to read as follows:

1.19 Compensation will have the meaning set forth in subsection (a), (b), (c), (d) or (e) hereof, whichever is applicable:

(a) Benefit Compensation. For purposes of determining the amount of Before-Tax Contributions pursuant to Section 3.1, determining the amount of Matching Contributions pursuant to Section 3.3, allocating Supplemental Contributions pursuant to Section 5.3, and for all other purposes except those set forth in subsections (b), (c), (d) and (e) hereof, “Compensation” means, for any Plan Year, the total of the amounts described in subsections (1) and (2), excluding the amounts described in subsections (3), (4), (5), (6) and (7), determined as follows:

(1) All amounts that are wages within the meaning of Code Section 3401(a) and all other payments of compensation to an Employee by an Affiliate (in the course of the Affiliate’s trade or business) for which the Affiliate is required to furnish the Employee a written statement under Code Sections 6041(d), 6051(a)(3) and 6052 (i.e., all amounts reportable by Affiliates as wages subject to income tax on IRS Form W- 2); provided, such amounts will be determined without regard to any rules that limit the remuneration included in wages based on the nature or location of employment or the services performed [such as the exception for agricultural labor in Code Section 3401(a)(2)]; plus

(2) Any elective deferral (as defined in Section 402(g)(3)), and any amount which is contributed or deferred by an Affiliate at the election of the Employee and which is not includable in the gross income of the Employee by reason of Code Sections 125, 457 or 132(f)(4), including any amounts not available to an Employee in cash in lieu of group health coverage because the Employee is unable to certify that he has other health coverage; excluding

(3) All amounts included in subsection (1) that consist of any reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation and welfare benefits (even if includable in gross income); excluding

(4) All amounts included in subsection (1) or (2) and not otherwise excluded under subsection (3) that are paid on the payroll of an Affiliate that is not a Participating Company; excluding

(5) All amounts included in subsection (1) or (2) and not otherwise excluded under subsection (3) or (4) that are paid after the Participant’s severance from employment with all Affiliates, except to the extent that (A) the Compensation is paid by the later of 2 1/2 months after severance from employment or the end of the Plan Year that includes the date of severance from employment, and (B) (i) the Compensation is regular compensation for services during the Employee’s regular working hours, or compensation for services outside the employee’s regular working hours (such as overtime or shift differential), commissions, bonuses or other similar payments, and the Compensation would have been paid to the Employee prior to severance from employment if the employee had continued in employment with an Affiliate, or (ii) the Compensation is payment for unused accrued bona fide sick, vacation or other leave that the Employee would have been able to use if employment had continued and the Compensation would have been included in Compensation under the Plan if paid prior to severance from employment. The exclusion under this subsection does not apply to payments to an individual who does not currently perform services for an Affiliate because of qualified military service under Code Section 414(u)(1), to the extent the payments do not exceed the amounts the individual would have received if the individual had continued to perform services for an Affiliate rather than entering qualified military service. For purposes of this subsection, a Participant will not be considered to have a severance from employment if, in connection with a change of employment, the Participant’s new employer maintains the Plan with respect to the Participant; excluding

(6) All amounts otherwise included in Compensation pursuant to subsections (1) through (5) that consist of any amounts paid or made available to a Participant during the Plan Year while he is not an Active Participant; excluding

(7) All Compensation in excess of $200,000 (or such other limit as is applicable for the Plan Year under Code Section 401(a)(17)).

(b) Top-Heavy Compensation. Solely for purposes of Section 14.3 (relating to minimum Contributions under a Top-Heavy Plan), “Compensation” means, with respect to a Participant for a specified period, the amounts from all Affiliates referred to in subsections (a)(1) and (a)(2) hereof minus the amounts described in subsections (a)(5) and (a)(7) hereof.

(c) Section 415 Compensation. Solely for purposes of Section 6.6 (relating to maximum contribution and benefit limitations under Code Section 415), “Compensation” means, with respect to a Participant for a Limitation Year, the total of the amounts from all Affiliates referred to in subsections (a)(1) and (a)(2), less the amounts described in subsections (a)(5) and (a)(7), if “Limitation Year” were substituted for “Plan Year.”

(d) Key Employee and Highly Compensated Employee Compensation. Solely for purposes of determining which Employees are Key Employees and which Employees are Highly Compensated Employees for any applicable Plan Year, “Compensation” means, with respect to an Employee for a specified Plan Year, the total of the amounts from all Affiliates referred to in subsections (a)(1) and (a)(2), less the amount described in subsection (a)(5).

(e) Testing Compensation. For purposes of performing discrimination testing to ensure compliance with Code Sections 401(a)(4), 401(k) and 401(m) and for purposes of allocating Supplemental Contributions under Section 5.3(d), “Compensation” generally means the total of the amounts from all Affiliates determined under subsections (a)(1) and (a)(2), but excluding the amounts determined under subsections (a)(5), (a)(6) and (a)(7); provided, on a Plan Year-by-Plan Year basis, the Administrative Committee may elect to use any other definition that satisfies the nondiscrimination requirements of Code Section 414(s).

2. Section 1.22(b) is amended to read as follows:

(b) An individual classified as an independent contractor or leased employee or an Employee of a company that is not a Participating Company under a Participating Company’s customary worker classification practices (whether or not such individual is actually an Employee of a Participating Company);

3. Section 1.33 is amended to read as follows:

1.33 Eligible Retirement Plan means either (i) an individual retirement account described in Code Section 408(a), (ii) an individual retirement annuity described in Code Section 408(b) (other than an endowment contract), (iii) a qualified trust described in Code Section 401(a) the terms of which permit the acceptance of rollover distributions, (iv) an annuity plan described in Code Section 403(a), (v) an annuity contract described in Code Section 403(b), (vi) an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred from the Plan, or (vii) a Roth IRA described in Code Section 408A. This definition will also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p). In the case of a distribution to a non-spouse Beneficiary, Eligible Retirement Plan means either (i) an individual retirement account described in Code Section 408(a), (ii) an individual retirement annuity described in Code Section 408(b) (other than an endowment contract), or (iii) a Roth IRA described in Code Section 408A, in each case established for the purpose of receiving the distribution on behalf of the Beneficiary.

4. Section 1.66 is amended to read as follows:

1.66 Spouse or Surviving Spouse means, with respect to a Participant, the person who is treated as married to such Participant under the laws of the state in which the Participant resides, subject to the limitations of the Defense of Marriage Act. In addition, a Participant’s former Spouse will be treated as his Spouse or Surviving Spouse to the extent provided under a qualified domestic relations order, as defined in Code Section 414(p).

5. Subsection (2) of Section 2.1(a) is amended to read as follows:

(2) Change in Status. A Temporary Employee who ceases to be a Temporary Employee prior to meeting the eligibility requirements in subsection (a)(1), but who continues to be or later becomes a Covered Employee, will become an Active Participant on the later of (i) the first day of the first payroll period that begins after the date of such change in status, or (ii) the Entry Date coinciding with or next following the Employee’s completion of 30 days of service with the Affiliates, provided he is a Covered Employee on such initial date of participation.

6. Section 2.1(d) is amended to read as follows:

(d) Predecessor Employer. To the extent (i) determined by the Controlling Company or the Administrative Committee, (ii) set forth on Schedule B hereto (or in other records of the Controlling Company or the Administrative Committee), and (iii) not otherwise counted hereunder, an Employee’s periods of employment with one or more companies or enterprises acquired by or merged into, or all or a portion of the assets or business of which are acquired by, an Affiliate, or which was previously an Affiliate but is no longer an Affiliate, will be taken into account in determining his service under this Section 2.1, provided that such Employee was employed by such company or enterprise on the effective date of the transaction and became an Employee of an Affiliate as a result of such transaction.

7. Section 2.2(b) is amended to read as follows:

(b) Termination before Participation. If a Covered Employee satisfies the eligibility requirements set forth in Section 2.1, terminates employment with a Participating Company (and all other Participating Companies) before the Entry Date on which he otherwise would become an Active Participant, and then is reemployed by a Participating Company, he will become an Active Participant as of the later of (i) the Entry Date on which he otherwise would have become an Active Participant if he had not terminated employment or (ii) the date he is reemployed as a Covered Employee. For this purpose, the eligibility requirements from Section 2.1 that are applied will be the requirements that apply to the job classification that the Covered Employee has upon rehire (e.g., Temporary Employee or otherwise).

8. Section 2.3(a) is amended to read as follows:

(a) Exclusion Before Participation. If a Covered Employee (i) satisfies the eligibility requirements set forth in Section 2.1, (ii) changes his employment status (but remains employed) so that he ceases to be a Covered Employee before the Entry Date on which he otherwise would become an Active Participant, and (iii) then again changes his employment status and becomes a Covered Employee prior to completing a Break in Service, he will become an Active Participant as of the later of (A) the date that would have been his Entry Date, or (B) the date he again becomes a Covered Employee. For this purpose, the eligibility requirements from Section 2.1 that are applied will be the requirements that apply to the job classification that the Covered Employee has upon return to Covered Employee status (e.g., Temporary Employee or otherwise). If an Employee covered by this subsection does complete a Break in Service prior to again becoming a Covered Employee, his entry to participation in the Plan will be governed by Section 2.2(c).

9. Section 2.3(c) is amended to read as follows:

(c) Change to Covered Employee Status. If an Employee who first satisfied the eligibility requirements of Section 2.1 while he was not a Covered Employee subsequently changes his employment status (including rehire) so that he becomes a Covered Employee, he will become an Active Participant as of the later of (i) the date that would have been his Entry Date, or (ii) the date of his change in status. For this purpose, the eligibility requirements from Section 2.1 that are applied will be the requirements that apply to the job classification that the Employee has upon becoming a Covered Employee (e.g., Temporary Employee or otherwise).

10. A new section 2.4 is added to read as follows:

2.4 Participant Information. Each Covered Employee who becomes a Participant will, as soon as practicable thereafter, execute and file with the Administrative Committee such personal information and data as the Administrative Committee deems necessary for the orderly administration of the Plan. In addition, each Participant will keep the Administrative Committee or its delegate or agent informed of any changes in such information, including changes to his address and the address(es) of his Beneficiary(ies).

11. The introductory paragraph of Section 3.1(b) is amended to read as follows:

(b) Deferral Elections. Each Active Participant who desires that his Participating Company make a Before-Tax Contribution on his behalf may make a Deferral Election. Such Deferral Election will be on a form provided by the Administrative Committee, through an interactive telephone or internet-based system or in such other manner as the Administrative Committee may prescribe, and will provide for the reduction of the Active Participant’s Compensation for each payment of eligible Compensation made while he is an Active Participant. Notwithstanding the foregoing and absent an affirmative election to the contrary, (i) each Employee who becomes a Participant due to change in status pursuant to Section 2.1(a)(2) or 2.3, or who is eligible for the Plan immediately upon rehire or return to status as a Covered Employee as described in Sections 2.2(b) and (c), will be deemed to have made a Deferral Election at a rate equal to 3% (or such other amount as the Administrative

Committee determines, in its sole discretion), effective as soon as practicable following the later of the 30th day after such change in status or his or her date of initial participation or return to participation; and (ii) each other Covered Employee hired on or after January 1, 2006, will be deemed to have made a Deferral Election at a rate equal to 3% (or such other amount as the Administrative Committee determines, in its sole discretion) as soon as practicable on or after his or her date of initial participation in the Plan. The Administrative Committee in its sole discretion may prescribe such nondiscriminatory terms and conditions governing Deferral Elections as it deems appropriate. Subject to any modifications, additions or exceptions that the Administrative Committee, in its sole discretion, deems necessary, appropriate or helpful, the following terms will apply to Deferral Elections:

12. Section 6.2(d) is amended to read as follows:

(d) Discretionary Return of Elective Deferrals. If after the reductions described in subsections (b) and (c) hereof, (i) a Participant’s aggregate Elective Deferrals made for any calendar year under the Plan and any other plans, contracts or arrangements with Participating Companies and any other employers still exceed the Maximum Deferral Amount, and (ii) such Participant submits to the Administrative Committee, on or before the March 1st following the end of such calendar year (or such later date permitted by the Administrative Committee), a written request that the Administrative Committee distribute to such Participant all or a portion of his remaining Before-Tax Contributions made for such calendar year, then the Administrative Committee may, but will not be required to, cause the Trustee to distribute such amount, plus any allocable income or loss up to the last day of such calendar year, to such Participant in the manner described in subsection (b) hereof on or before the April 15 following the end of the year in which the Maximum Deferral Amount was exceeded.

13. Section 7.3(e) is amended to read as follows:

(e) Sales and Purchases of Company Stock. The Investment Funds for the Plan will include a Company Stock Fund. The Company Stock Fund will be subject to the following rules:

(1) To the extent that any cash amounts received by or held in the Trust Fund are to be invested in the Company Stock Fund, the Trustee, as properly directed by the Administrative Committee, will effect purchases of whole shares of Company Stock pursuant to procedures established by the Administrative Committee. The Trustee will make such purchases in compliance with all applicable securities laws and may purchase Company Stock (A) in the open market, (B) in privately negotiated transactions with holders of Company Stock and/or the Controlling Company, and/or (C) through the exercise of stock rights, warrants or options. Alternatively, the Trustee may acquire the requisite number of shares of Company Stock from shares already acquired for other Participants’ Accounts and made available pursuant to the procedure described in subsection (e)(2)(B) hereof. The Trustee will make all purchases of Company Stock at a price or prices which, in the judgment of the Trustee, do not exceed the fair market value of such Company Stock as of the date of the purchase; with respect to Company Stock purchased on the open market, the total cost to Participants will include acquisition costs.

(2) To the extent that any shares of Company Stock held in the Trust Fund are to be liquidated for purposes of investing in one or more of the other Investment Funds, making distributions and/or otherwise, the Trustee, in a manner consistent with the terms of subsection (e)(1) hereof, will either (A) sell, at fair market value, the appropriate number of shares of Company Stock to effect such election, or (B) retain such shares for credit to other Participants’ Accounts; any shares of Company Stock so retained will be deemed to have been sold at fair market value on the day the election to sell is to be effective as described in subsection (e)(3) hereof.

(3) If Company Stock is to be purchased or sold, such purchases and sales will be made as soon as administratively practicable.

(4) During the quarterly blackout period described in the Controlling Company’s insider trading policy, Participants who are subject to the blackout in accordance with such policy may not initiate transactions that would violate such policy.

14. Section 7.4 is amended to read as follows:

7.4 Valuation.

As of each Valuation Date, the Trustee will determine the fair market value of each of the Investment Funds after first deducting any expenses which have not been paid by the Participating Companies. All costs and expenses directly identifiable to one Investment Fund will be allocated to that Investment Fund.

15. Section 10.6(b) is amended to read as follows:

(b) No Designation or Designee Dead or Missing. In the event that:

(1) A Participant dies without designating a Beneficiary;

(2) The Beneficiary designated by a Participant is not surviving when a payment is to be made to such person under the Plan, and no contingent Beneficiary has been designated; or

(3) The Beneficiary designated by a Participant cannot be located by the Administrative Committee within 1 year after the date benefits are to commence to such person;

then, in any of such events, the Beneficiary of such Participant with respect to any benefits that remain payable under this Article will be the Participant’s Surviving Spouse, if any. If such Participant does not have a Surviving Spouse, the Administrative Committee may in its discretion treat the Participant’s estate or such heirs and/or relatives of the Participant, as the Administrative Committee may determine, as the Beneficiary of such Participant, without further liability with respect to or in the amount of such payment either on the part of any Participating Company, the Administrative Committee or the Trustee.

16.	Section 11.3(a) is amended by inserting the word “and” at the end of subsection (14) thereto and by adding a new subsection (15) thereto, to read as follows:

(15) to delegate any recordkeeping or other administerial duties hereunder to any other person or third-party;

IN WITNESS WHEREOF, the Administrative Committee has caused its duly authorized member to execute this Amendment on the date written below.

ADMINISTRATIVE COMMITTEE

By:	/s/ Randall Blubaugh

Date:	12/13/2012